Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW REPURCHASES REMAINING WARRANTS

KENT, Wash., October 26, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, announced that it has repurchased the last outstanding warrants from its March 2005 Private Investment Public Equity (PIPE) transaction. The Company repurchased the remaining warrants in a privately negotiated transaction with certain funds managed or advised by Third Point LLC, which collectively represent Flow’s largest shareholder.

The remaining warrants gave the Third Point funds the right until March of 2010 to purchase 403,300 of the Company’s common stock at an exercise price of $4.07 per share. The Company repurchased the warrants in connection with its previously announced program to repurchase up to $45 million of its securities. The warrants were repurchased with cash at a price of $7.43 per warrant for an aggregate purchase price of approximately $3.0 million.

Under the terms of the PIPE Transaction, the Company was obligated to file and keep effective a registration statement on Form S-1 for the resale of the shares issued in the PIPE Transaction, as well as the shares issuable upon exercise of the warrants. The Third Point funds were the last holders of warrants issued in the PIPE Transaction; all other warrants had been converted. The Company’s obligation to keep the registration statement effective could have continued until February 22, 2011. Failure to keep the registration statement continuously effective would have resulted in penalties of approximately $150,000 per month to the Third Point funds. With the repurchase of the warrants, the Company will now no longer be obligated to keep the registration statement effective.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.